Exhibit 2.1














                        ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                  DIVERSIFIED ENERGY CO. d/b/a HIGHLAND ENERGY

                                       AND

                           ATMOS ENERGY MARKETING, LLC





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                        ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                  DIVERSIFIED ENERGY CO. d/b/a HIGHLAND ENERGY
                                       AND

                           ATMOS ENERGY MARKETING, LLC


         This Agreement is entered effective as of the 10th day of July, 2006 between Atmos Energy Marketing, LLC ("AEM") and Diversified Energy Company d/b/a Highland Energy ("Highland"). This Agreement sets forth the terms and conditions under which Highland will transfer for value to AEM all rights and responsibilities under certain natural gas purchase and sales and related agreements. In consideration of the mutual understandings and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       DEFINITIONS.

         Generally, words used in this Agreement shall be given their ordinary meanings in common usage in the English language. The singular and plural shall be regarded as interchangeable. All words are intended to be gender neutral. The following capitalized terms when used in this Agreement are intended to have the specialized meanings described below:

         (a) "Acquired Assets" shall consist of the Assigned Contracts and the related items described in Section 2.3.

         (b) "Agreement" shall mean this Asset Purchase and Sale Agreement together with all Exhibits and Attachments. Any reference to a section, sub-part, exhibit, attachment or paragraph shall refer to this Agreement unless the context clearly requires a different interpretation.

         (c) "Assigned Contracts" shall mean the natural gas purchase and sale agreements between Highland and various customers, described in Section 2.1 and itemized on Exhibit A.

         (d)      "Closing" shall have the meaning ascribed in Article 7.

         (e) "Highland" shall mean Diversified Energy Company d/b/a Highland Energy.


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         (f)      "Date of Transfer" shall mean the time of assignment of the
                  Assigned Contracts as measured from the first meter read performed for each of the end user customers with Assigned Contracts on or after August 1, 2006.

         (g) "Parties" shall refer to Highland and AEM. The term "Party" shall refer to either Highland or AEM, as context requires.

         (h) "Purchase Price" shall mean the consideration, as adjusted, paid for the Acquired Assets pursuant to Section 5.2.

         (i)      "Proprietary Information" shall have the meaning ascribed in
                  Section 11.8(a).

         (j)      "Responsibilities" shall have the meaning ascribed in Section
                  4.3.

         (k)      "AEM" shall mean Atmos Energy Marketing, LLC

2.       SUBJECT MATTER OF TRANSFER:  ACQUIRED ASSETS.

         2.1 Assignment of Agreement. Effective on the Date of Transfer, Highland shall sell, deliver and assign to AEM and AEM shall purchase, accept and assume all rights and responsibilities under each of the natural gas purchase and sales agreements listed on Exhibit A ("Assigned Contracts"); provided however, that AEM will not be obliged to accept the transfer of any customer which does not consent to assignment. Highland shall use its best efforts to obtain the consent to assignment of each of the Assigned Contracts listed on Exhibit A, and, in accordance with Section 9.1 below, AEM will cooperate fully with Highland in supporting Highland's efforts to obtain such consents. In the event that AEM does not accept any transfer then, notwithstanding any provision in this agreement to the contrary, Highland shall have the unrestricted right to continue to provide any and all services to such customer, whether under the applicable contract or any other contract entered into with such customer in the future.

         2.2 Assignments and Assumptions. In furtherance of the assignment described in Section 2.1:

                  (a) Highland shall assign to AEM its rights and responsibilities under all intrastate or interstate pipeline transportation, guaranty or pooling agreements, local distribution company transportation agreements, and any associated agreements that are necessary to facilitate delivery of natural gas to end users subject of the Assigned Contracts; or, in the alternative Highland will withdraw as agent from such agreements immediately upon notice that AEM has entered comparable agency agreements in its own name;

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                  (b)      Highland and AEM shall terminate the existing
                           agreement under which Highland purchases natural gas from AEM to service contracts which are the subject of this Agreement, and for which AEM has accepted assignment. For any contracts for which AEM does not accept assignment any applicable natural gas purchase agreements from AEM shall continue at Highland's sole discretion.

         2.3 Related Acquired Assets. As evidence of this purchase and sale, including the Highland interests in the Assigned Contracts, Highland shall deliver to AEM a Conveyance, Assignment and Bill of Sale in substantially the same form as in Attachment 1. Highland shall also provide AEM with the following:

                  (a) all business and financial records in whatever form or media within Highland's possession, relating to the Assigned Contracts, including but not limited to billing and collection history, available prior contracts, and available prior correspondence;

                  (b) any material copyrighted by Highland and used in connection with the Assigned Contracts, if any; and

3.       EFFECTIVE DATE OF TRANSFER.

         3.1 The assignment and assumption of the Assigned Contracts shall be effective at the time of the first meter read occurring on or after August 1, 2006 for each of the Assigned Contracts. Prior to such meter read, Highland shall provide all customer services, assume all liabilities and be entitled to all revenues and benefits for services through the Date of Transfer under the Assigned Contracts. Commencing with such meter read, and regardless of whether a consent to assignment has been obtained for each Assigned Contract, AEM shall provide all customer services, assume all liabilities, and be entitled to all revenues and benefits for services on and after the Date of Transfer under each of the Assigned Contracts.

4.       PERFORMANCE RESPONSIBILITIES AND INDEMNIFICATION OF THE
         PARTIES.

         4.1 Highland's Responsibilities. Until the Date of Transfer, Highland shall be responsible for all performance obligations related to each of the Assigned Contracts. HIGHLAND SHALL DEFEND, INDEMNIFY AND HOLD AEM HARMLESS FROM ANY TORT OR CONTRACT LIABILITY, ANY REGULATORY PENALTIES AND ANY COSTS , INCLUDING, BUT NOT LIMITED TO, TRANSPORTATION, SUPPLY, OR TAXES, IN CONNECTION WITH ANY OF THE ASSIGNED CONTRACTS, BUT ONLY TO THE EXTENT ARISING OR OCCURRING BEFORE THE DATE OF

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                  TRANSFER, EVEN IF DEMAND FOR PAYMENT IS MADE SUBSEQUENT TO THE
                  DATE OF TRANSFER.

         4.2 AEM's Responsibilities. At the Date of Transfer, AEM shall assume responsibility for all performance obligations related to each of the Assigned Contracts. AEM SHALL DEFEND, INDEMNIFY AND HOLD HIGHLAND HARMLESS FROM ANY TORT OR CONTRACT LIABILITY, ANY REGULATORY PENALTIES AND ANY COSTS, INCLUDING, BUT NOT LIMITED TO TRANSPORTATION, SUPPLY, OR TAXES, IN CONNECTION WITH ANY OF THE ASSIGNED CONTRACTS COMMENCING ON THE DATE OF TRANSFER.

5.       PURCHASE PRICE AND ACCOUNTS RECEIVABLE.

         5.1 AEM's Rights to Revenue from Assigned Contracts. AEM shall be entitled to all revenues generated from the Assigned Contracts, including revenues from contract extensions, contract evergreen periods, and increased consumption and facilities expansion, for services rendered by AEM commencing on the Date of Transfer for periods beginning after the date of transfer. In the event that any customer improperly tenders payment to Highland for services rendered by AEM, Highland shall immediately remit to AEM an amount equal to such improperly received payment. The right to receive revenues from all uncollected accounts receivable for the Assigned Contracts for service rendered by Highland up to the Date of Transfer, and such revenues, shall be solely the property of Highland. In the event that any customer improperly tenders payment to AEM for services rendered by Highland prior to the date of transfer, AEM shall immediately remit to Highland an amount equal to such improperly received payment.

         5.2 Payment of Purchase Price to Highland. The Purchase Price for the Acquired Assets shall be $414,270, to be paid in the following manner: AEM will pay Highland the sum of $233,216 in immediately available funds at Closing. The remaining $181,054 will be paid by AEM to Highland on the first annual anniversary of the Closing provided however that said amount will be adjusted downward in the event that one or more customers pursuant an Assigned Contract or Assigned Contracts is no longer a customer on such anniversary date and such customer was not a customer for two of the preceding twelve months. Such adjustment will be made in the following manner: the remaining $181,054 payment shall be reduced by the Price Allocation Amount indicated in Exhibit B "Highland Energy Customer Allocation" for each customer. In addition, if any customer in Exhibit B has reduced their average natural gas volumetric purchases by more than 20 percent, the remaining $181,054 payment will be adjusted by the proportional decline in volumetric purchases.


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         5.3      Wire Transfers.  Payments required to be made pursuant to this
                  Agreement shall be made by wire transfer on the day of Closing, with transaction confirmation requested, as follows:

                  (a) if payment is to be made to Highland:

                           Customer Name:        Diversified Energy Company
                           Bank Name:            Wachovia Bank, NA
                           Bank Code:            ABA # 0514-0054-9
                           Customer Account Number:
                           Location:             Roanoke, Virginia

                  (b) if payment is to be made to AEM:

                           Customer Name:        Atmos Energy Marketing, L.L.C.
                           Bank Name:            Bank of America
                           Bank Code:            ABA #   111 000 012
                           Customer Account Number:

6.       TRANSITION PERIOD.

         6.1. Highland Assistance to AEM. Highland shall make reasonable efforts to provide for a period of thirty days from the date of Closing, during normal business hours, at no cost to AEM such general transition services as may be reasonably necessary to transition the Acquired Assets to AEM's control.

         6.2 Industrial Marketing Representative. In addition to the transition services described in Section 6.1 above, Highland agrees to make its Industrial Marketing Representative available to perform customer contact services as AEM may reasonably require, for a period of two years from the date of Closing. AEM agrees, in consideration of the provision of customer contact services by Highland's Industrial Marketing Representative during such two year period, to pay Highland the sum of $48,000 in four equal installments of $12,000 each, payable on the 6th month, 12th month, 18th month and 24th month anniversaries of the date of Closing. In the event that AEM determines that the services of such Industrial Marketing Representative are not required for the full two year period, AEM shall notify Highland in writing not less than ninety days prior to the last day such services will be required, and the amount of the $48,000 will be prorated for the period of time such services were provided prior to such date, with credit given for prior installments. The parties agree that the services of Highland's Industrial Marketing representative are not expected to exceed one quarter of the representative's work time.


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7.       CLOSING.

         7.1 Closing Date. The Closing of the transactions contemplated by this Agreement shall take place at AEM's offices in Franklin, Tennessee or such other location as deemed mutually convenient by the Parties on July 25, 2006.

         7.2 Deliveries by Highland at Closing. At Closing Highland will deliver to AEM:

                  (a) all Assigned Contracts, including any amendments, as described in Exhibit A, along with evidence of consent to assign;

                  (b) the most recent available customer contact list and all Highland records described in Section 2.3(a);

                  (c) Evidence of confirmation of the wire transfer payment described in Section 5.3, if applicable.

         7.3 Deliveries by AEM at Closing. No later than the next business day following the day of Closing, AEM will deliver to
                  Highland:

                  (a) evidence of confirmation of the wire transfer payment described in Section 5.3, if applicable.

         7.4 Mutual Deliveries at Closing. At Closing the Parties shall deliver to one another (as appropriate) executed duplicate originals of:

                  (a)      This Agreement;

                  (b)      Conveyance, Assignment and Bill of Sale; and

                  (c) Such other documents as either Party may reasonably request, consistent with the terms of this Agreement, at least five days prior to Closing.

         7.5 AEM's Conditions to Closing. AEM's obligation to complete the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions:

                  (a) All representations and warranties made by Highland shall be true, current and correct in all material respects as of the date of Closing;

                  (b) Highland shall have complied in all material respects with all terms, covenants and conditions of this Agreement as of the date of Closing;


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                  (c)      No legal action or administrative proceeding is
                           pending against Highland which would prevent the consummation of the transactions contemplated by this Agreement; and

                  (d) All documents required to be delivered to AEM pursuant to this Article 7 have been delivered.

         7.6 Highland's Conditions to Closing. Highland's obligation to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions:

                  (a) All representations and warranties made by AEM shall be true, current and correct in all material respects as of the date of Closing;

                  (b) AEM shall have complied in all material respects with all the terms, conditions and covenants of this Agreement, including payment obligations, as of the date of Closing;

                  (c) No legal action is pending against AEM which would prevent the consummation of the transactions contemplated by this Agreement; and

                  (d) All documents required to be delivered to Highland pursuant to this Article 7 have been delivered.

8.  REPRESENTATIONS AND WARRANTIES.

         8.1 Representations of Highland. Highland represents and warrants to AEM that the following statements shall be true, current and correct as of the date of Closing:

                  (a) Corporate Existence and Powers. Highland is a corporation organized and in good standing under the laws of the Commonwealth of Virginia. Highland has all requisite authority to enter into the transactions contemplated by this Agreement.

                  (b) Validity and Enforceability. This Agreement has been duly executed and delivered by Highland and constitutes the binding obligation of Highland enforceable against Highland in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or such other laws of general application relating to the rights and remedies of creditors, or by general principles of equity, including the availability of specific performance.


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                  (c)      Assigned Contracts.  Highland has delivered to AEM
                           originals or copies of each of the Assigned
                           Contracts, all of which remain in full force and effect. Each of the Assigned Contracts constitutes a valid, genuine and legally enforceable obligation, in accordance with its terms. Neither Highland, nor to the best of its knowledge, any other party is in default under any of the Assigned Contracts (except for late payments by customers) and no event has occurred which (with passage of time and giving of notice) would constitute a default under any of the Assigned Contracts. No counterparty to any of the Assigned Contracts has prepaid any of its obligations, and none, to Highland's actual knowledge, has any valid defenses, counterclaims, rights of set off or other similar rights respecting the performance of its obligations under any of the Assigned Contracts.

                  (d) No Pending Disputes. There are no customer disputes or claims litigation proceedings or governmental investigations, other than those already disclosed in writing to AEM, pending or known by Highland to be threatened against Highland's interest in any of the Assigned Contracts.

                  (e) Consents and Approvals. No consent, approval or authorization of or registration with any third party is required to me made or obtained by RGC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by it, other than consents of the customers to the Assigned Contracts and consents, approvals, authorizations, filings or registrations which have been made or obtained.

         8.2 AEM's Representations and Warranties. AEM represents and warrants to Highland that the following statements are true, current and correct in all material respects as of the date of
                  Closing:

                  (a) Existence and Powers. AEM is a limited liability company existing and in good standing under the laws of the State of Delaware.

                  (b) Validity and Enforceability. This Agreement is a binding and valid obligation of AEM and is enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or such other laws of general application relating to the rights and remedies of creditors, or by general principles of equity, including the availability of specific performance.

                  (c) Consents and Approvals. No consent, approval or authorization of, or filing or registration with any third party is required to me made or

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                           obtained by AEM in connection with the execution,
                           delivery, and performance of this Agreement or the consummation of the transactions contemplated by it, other than consents, approvals, authorizations, filings or registrations which have been made or obtained.

9.       OTHER ACTION.

         9.1 Assignment of Contracts. Each Party agrees to use commercially reasonable efforts to accomplish all actions necessary to consummate the transactions contemplated by this Agreement, including but not limited to submitting all notices and obtaining all authorizations, waivers and approvals required in connection with the assignment of the Assigned Contracts.

10.      FUTURE MARKETING.

         Except as otherwise contemplated by this agreement, neither Highland nor any entity affiliated with Highland through ownership by Highland's parent company, directly or indirectly, of at least fifty percent of that entity's voting shares, shall attempt to sell any natural gas for consumption by an existing customer at any facility serviced under the Assigned Contracts for a period beginning on the Date of Transfer and ending on July 1, 2009. The Parties acknowledge that existing Highland customers have the right to purchase "tariff" gas from Roanoke Gas Company and any such purchase decision by a customer does not violate this agreement. The Parties further acknowledge that in the event of an alleged violation of the provisions of this section, AEM shall be entitled to seek injunctive relief in addition to damages and other remedies for such violation.

11.      MISCELLANEOUS.

         11.1 Survival. All covenants, representations and indemnifications made in this Agreement shall survive the Closing for a period of one year.

         11.2 Further Assurances. From time to time, each Party shall, without further consideration, execute and deliver such instruments as shall be reasonably necessary to effectuate the intentions of this Agreement. The Parties shall cooperate and take such other commercially reasonable actions to effectuate the timely transfer of the Assigned Contracts.

         11.3 Conformity with Laws. Each Party shall be responsible for compliance with all laws or regulations applicable to its actions or obligations under this Agreement.

         11.4 Expenses. Each Party shall bear its own costs and expenses incurred in connection with the transactions and investigations contemplated by this

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                  Agreement, including the fees and expenses of respective legal counsel, accountants and financial advisors.

         11.5 NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS OR SALES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY OR PUNITIVE DAMAGES. THE ACTUAL ECONOMIC LOSS FROM DAMAGES CLAIMED BY A PARTY WILL BE COMPUTED BY NETTING OUT ANY INSURANCE RECOVERIES FROM THE LOSS OR DAMAGE CLAIMED, AND TAX BENEFITS RECEIVED.

         11.6 Independent Contractor. The Parties at all times shall be deemed to be independent of each other. Except as specified in this Agreement, each Party shall bear its own expenses in connection with its performance under the terms of this Agreement. No employee of either Party shall be deemed to be an employee of the other Party in connection with the discharge of duties under this Agreement for any purpose.

         11.7 Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding the foregoing, no transfer or assignment of the rights and obligations under this Agreement shall be made by a Party without the written consent of the other Party, which may be withheld in the sole opinion of the Party's whose consent is sought; provided however, that if either Party, its members, general partners or parent corporation sells or transfers all or substantially all of its assets to a third party, then assignment of all rights and obligations under this Agreement shall be effective upon the written notice to the other Party of such sale or transfer.

         11.8 Confidentiality. All Proprietary Information of either Party shall be and remain the exclusive property of that Party and shall not be disclosed by the other Party to any third persons or be used for any purpose not contemplated by this Agreement. This Agreement shall not be construed to grant either Party any license or other rights to the Proprietary Information of the other Party, except as specifically provided for in this Agreement. These obligations regarding confidentiality shall survive the Date of Transfer or termination of this Agreement, whichever were to occur first, for a period of twenty four months. The Parties acknowledge (1) that RGC Resources, Inc., the parent company of Highland, will have certain disclosure requirements with respect to this agreement as a result of its status of a publicly traded and NASDAQ listed company and any such disclosures on the part of RGC Resources do not violate this provision and (2) that Atmos Energy Corporation,

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                  the parent company of AEM, may have certain disclosure
                  requirements with respect to this agreement as a result of its status as a publicly traded and New York Stock Exchange listed company and any such disclosures on the part of Atmos Energy Corporation do not violate this provision. Furthermore, Roanoke Gas Company and Atmos Energy Corporation, as regulated public utilities, may be required to make certain regulatory disclosures to the Virginia State Corporation Commission or other regulatory authorities having jurisdiction over Roanoke Gas Company or Atmos Energy Corporation and their respective utility operations, and the Parties acknowledge that such disclosures do not violate this provision.

                  (a) Description of Proprietary Information. As used in the context of this Agreement, Proprietary Information includes any information described by the disclosing Party as confidential, or which a reasonable business person would recognize as confidential in nature. Proprietary Information shall include, but not be limited to:

                           (1) the terms of this Agreement, except as may be required disclosures under RGC Resources, Inc. and/or Atmos Energy Corporation SEC filing requirements;

                           (2)      the terms of the Assigned Contracts; and

                           (3) any current or future business plans of either Party.

         11.9 Exclusions from Confidentiality. The obligation to protect the confidentiality of Proprietary Information shall not apply to:

                           (1) information which is in the public domain as of the date of this Agreement, or which later enters the public domain from a source other than the receiving Party;

                           (2) information which the receiving Party receives from a bona fide third party which is not under any obligation of confidentiality;

                           (3)      information approved in writing for
                                    disclosure by the Party owning such
                                    information; and

                           (4)      information which is required to be
                                    disclosed by law or administrative order, in which case the Parties shall seek to obtain the strongest possible protective orders to limit the disclosure of such information.


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The Party seeking to disclose information as described in this section shall have the burden of proof in any dispute to establish the applicability of any of the above exclusions.

         11.10 Controlling Law. This Agreement shall be interpreted in accordance with the contract law of the Commonwealth of Virginia without regard to the applicability of conflicts of law principles. Venue shall lie in any court of competent jurisdiction within Roanoke City, Virginia.

         11.11 Media Announcements. Neither Party shall deliver to the press an announcement of this Agreement without the express written consent of the other Party, notwithstanding, however, both Parties recognize the potential obligation of RGC Resources, Inc., parent company of Highland and Atmos Energy Corporation, parent company of AEM, to disclose financial information in SEC filings and to respond to media inquiries relative to quarterly financial releases and SEC filings, and agree that such disclosure or response shall not be subject to the written consent requirement of this Section 11.11.

         11.12 Integration and Amendment. This Agreement sets forth the entire understanding between the Parties with respect to the subject matter. This Agreement supersedes all prior negotiations, discussions or agreements. This Agreement may not be modified or amended except in writing signed by the Parties. Any waiver of a right under this Agreement shall not be deemed to be a subsequent waiver of that right, or any other right or remedy.

         IN WITNESS OF THIS AGREEMENT, the Parties have caused their duly authorized representatives to sign this Agreement in multiple counterparts, each of which shall be deemed to be an original document.

DIVERSIFIED ENERGY COMPANY                      ATMOS ENERGY MARKETING, LLC
d/b/a HIGHLAND ENERGY

P. O. Box 13007                                 11251 Northwest Freeway
Roanoke, Virginia 24030                         Suite 400
                                                Houston, Texas 77092

By: /s/ John B. Williamson, III                 By: /s/ Rob Ellis
Printed Name:  John B. Williamson, III          Printed Name:  Rob Ellis
Title: Chairman, President and CEO              Title:  Senior Vice President

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                        LIST OF EXHIBITS AND ATTACHMENTS


Exhibit A         -        Assigned Contracts

Exhibit B         -        Highland Energy Customer Allocation


Attachment 1      -        Assignment, Conveyance and Bill of Sale


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